Exhibit 99.1

                                Press Release

LVS President Signs New Two Year Contract

Las Vegas, NV - (November, 15 2010) – Las Vegas Sands Corp. (NYSE: LVS) announced today that President and Chief Operating Officer Michael A. Leven has signed a new contract which will see him continue to operate the world’s leading integrated resort development company until November 2012.

“Under Mike Leven’s leadership our company has not only achieved record results, but we have clearly positioned ourselves to be the leading force in our industry for years to come. Mike has long been a giant in the hospitality industry, but his work here has exceeded the highest of expectations and I am thankful for his determination, dedication, and friendship,” said LVS Chairman Sheldon G. Adelson.

“I am extremely grateful to Sheldon, the LVS Board of Directors, and each and every one of our team members worldwide for the opportunity to lead such a tremendous organization,” said Mr. Leven.  “The company’s work is far from finished and over the next two years my priorities will include a continued focus on our cost structure, securing additional growth opportunities, and finalizing the work we have started in building the sustainable infrastructure needed to secure the future success of the company.”

Mr. Leven joined the company’s board of directors in 2004 and in March 2009 took the reins as president and chief operating officer.  Since that time, the company has achieved unprecedented success, chief among them are the opening of the Marina Bay Sands in Singapore, the industry’s preeminent integrated resort, and the successful completion of a Hong Kong listing of the company’s Macau assets.

Most importantly, according to Mr. Adelson, Mr. Leven has established a new culture within the company which will positively impact the organization long after he leaves.  “Mike is clearly the coach of the team, but he is also a friend and mentor to each of its players.  He is incredibly accessible and approachable and he truly enjoys the opportunity to listen and interact with all of our team members, regardless of their role within the company.  He is a real gentleman,” concluded Adelson.

###

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (integrated resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

THE VENETIAN® and THE PALAZZO®, Five-Diamond luxury resorts on the Las Vegas Strip, are among the company’s properties in the United States. In Singapore, the iconic MARINA BAY SANDS® is the most recent addition to the company’s portfolio.

Through its majority-owned subsidiary Sands China Ltd., the company also owns a collection of properties in Macau, including THE VENETIAN® Macao, Four Seasons Hotel Macao and the Four Seasons-branded serviced-apartments at its COTAI STRIP® development, as well as the SANDS® Macao on the Macau peninsula.

The company is currently constructing a 6,400-room complex at the COTAI STRIP, which will feature the Shangri-La, Traders, Sheraton, and St. Regis hotel brands.

Las Vegas Sands is also committed to global sustainability through its SANDS Eco 360 program and is an active community partner through its various charitable organizations.

Las Vegas Sands Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607